Exhibit 4.62

                                   Guarantee


                                                                     June 2006



To: ICON Doubtless, LLC a Delaware limited liability company of 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, United States of America (the "Beneficiary")

1 In consideration of (i) the Beneficiary, which expression includes its successors and assignees), at our request, agreeing to let the m.v. Doubtless (the "Ship") to Falakro Shipping Company Limited (the "Charterer", which expression includes its successors and assigns) pursuant to a "Barecon 2001" bareboat charter dated 14 March 2006 between Tucker Navigation Co. of 80 Broad Street, Monrovia, Liberia (the "Original Owner") and the Charterer (the "Original Charter) as novated in favour of the Beneficiary and amended pursuant to a novation agreement dated 16 June 2006 made between the Original Owner, the Beneficiary and the Charterer (the "Novation Agreement" and together with the Original Charter and as further amended and supplemented from time to time, the "Charter") and (ii) US$1 and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged) we, Top Tankers Inc. (the "Guarantor") irrevocably and unconditionally guarantee the due and punctual payment of all sums payable by the Charterer to the Beneficiary under or pursuant to the Charter (including, without limitation, all charterhire, interest, fees, costs, charges and expenses) together with interest to the date of payment (as well after as before judgment) at such rates and upon such terms as may from time to time be expressed to be payable by the Charterer and any damages (whether liquidated or otherwise for breach of the Charter) on a full and unqualified indemnity basis and undertake that if for any reason the Charterer shall fail to pay any sums due under or pursuant to the Charter on the due date of payment thereunder the Guarantor shall, on demand by the Beneficiary, unconditionally pay such sum to the Beneficiary.

2 As a separate and independent stipulation, the Guarantor irrevocably and unconditionally agrees that if any purported obligation or liability of the Charterer which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Charterer on any ground whatsoever whether or not known to the Beneficiary (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Charterer or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or incapacity or any change in the constitution of the Charterer) the Guarantor shall nevertheless be liable to the Beneficiary in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Beneficiary fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Charterer to perform or discharge any such purported obligation or liability or from any invalidity or unenforceability of any of the same against the Charterer.

3 The Guarantor's liability under this Guarantee shall not be discharged in whole or in part or otherwise be affected in any way by reason of
          (a) the Beneficiary giving the Charterer time or any other concession or taking, holding, varying, realising or not enforcing any other security for the liabilities of the Charterer under the Charter, (b) any legal limitation or incapacity relating to the Charterer, (c) the invalidity or unenforceability of the obligations of the Charterer under the Charter or (d) any other act or omission of the Beneficiary or any other circumstances which but for this provision would discharge the Guarantor and any moneys expressed to be payable by the Charterer under the terms of the Charter which may not be recoverable from the Charterer for any such reason shall be recoverable by the Beneficiary from the Guarantor as principal debtor.

4 This Guarantee shall expire upon termination by effiuxion of time of the Charter or otherwise in circumstances where all obligations of the Charterer shall have been irrevocably and unconditionally discharged in full.

5 The Beneficiary may enforce this Guarantee without first making demand on, or taking any proceeding against, the Charterer.

6 All payments by the Guarantor hereunder shall be made without set-off or counterclaim and, subject to paragraph 7 hereof, free and clear of any deductions or withholdings in United States Dollars in same day funds (or such other funds as may then be customary for the settlement of international bank transactions in the relevant currency) not later than 10am (local time in the place of payment) on the due date to the account of the Beneficiary notified to the Guarantor by the Beneficiary.

7 If at any time the Guarantor is required to make any deduction or withholding in respect of any taxes (which for the purpose of this Guarantee includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof) from any payment due under this Guarantee, the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Beneficiary receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor shall indemnify the Beneficiary against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall promptly deliver to the Beneficiary any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

8 If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable under this Guarantee or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Guarantor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order to judgment given or made in relation to this Guarantee, the Guarantor shall indemnify and hold harmless the Beneficiary from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Beneficiary may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 8 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

9         The Guarantor represents and warrants to the Beneficiary that:

          (a) the Guarantor is duly incorporated and validly existing in good standing under the laws of the Marshall Islands as a limited liability corporation and has power to carry on its business as it is now being conducted and to own its property and other assets;

          (b) the Guarantor has power to execute, deliver and perform its obligations under this Guarantee, and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the power of the Guarantor to give guarantees will be exceeded as a result of this Guarantee;

          (c) this Guarantee constitutes valid, legal and enforceable binding obligations of the Guarantor;

          (d) the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Guarantee by the Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, or (ii) contravene or conflict with any provision of the Guarantor's Articles of Incorporation, By-Laws or other constitutional documents;

          (e) it is not necessary to ensure that legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the Marshall Islands or that any stamp, registration or similar tax or charge be paid in the Marshall Islands on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of the Marshall Islands;

          (f) the choice by the Guarantor of English law to govern this Guarantee is valid and binding; and

          (g) neither the Guarantor nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10        Guarantor's Undertakings

10.1      General Undertakings

          The Guarantor hereby agrees and undertakes to the Beneficiary that it will at all times until expiry of this Guarantee in accordance with paragraph 4 thereof deliver to the Beneficiary sufficient copies of each of the following documents:

          (a) not later than one hundred and eighty (180) days after the end of each financial year, the audited balance sheet and profit and loss account of the Guarantor and the audited consolidated balance sheet and the consolidated profit and loss account of the Group for such financial year and a cash flow statement for the Group for such financial year together with the report of the auditors thereon, the notes thereto and the directors' report thereon, if any; (b) at the time of issue thereof every report, circular, notice or like document issued by the Guarantor to its shareholders or creditors generally; and (c) at the time of the delivery of the annual audited financial statements, a statement from the Guarantor's auditors stating the respective amounts of the Net Asset Value, Book Equity, the Total Debt and the Total Market Value Adjusted Assets, in respect of or, as the case may be, as at the end of the financial year to which such financial statements relate indicating the manner in which the same have been calculated and whether or not the limits imposed by paragraphs 10.2.1, 10.2.4 and 10.2.5 have or have not been exceeded at such time and so that each such statement shall (in the absence of manifest error or in the absence of the Mortgagee reaching a different determination pursuant to paragraph 10.2.8) be conclusive evidence of such amounts or facts for the purposes of this Guarantee.

10.2      Financial Undertakings

          The Guarantor hereby agrees and undertakes to the Beneficiary that it will at all times until expiry of this Guarantee in accordance with paragraph 4 hereof:

10.2.1    ensure that:

          (d)  (I) a minimum  amount of Twenty  million  United  States  Dollars
               ($US20,000,000) shall be standing to the credit of the Guarantor's Account for the period commencing on the date of this Guarantee and ending on 15 December 2006 and (ii) thereafter and until the expiry of this Guarantee in accordance with paragraph 4 hereof a minimum amount of Twenty five million United States Dollars ($US25,000,000) shall be standing to the credit of the Guarantor's Account and further ensure that there are no
               Encumbrances whatsoever existing over or in relation to such minimum amount;

          (e) it maintains cash balances of at least Fifty million United States Dollars (US$50,000,000) in bank accounts in its name or in the name of a member of the Group and agreed by the Beneficiary in writing from time to time and for the purposes of this clause 7.2.1(b) the expression "bank accounts" shall exclude any bank accounts which are subject to an Encumbrance;

10.2.2 endeavour that any Excess Cash Flow in relation to the Ship will be paid into the Guarantor's Account;

10.2.3 provide details to the Beneficiary at three (3) monthly intervals starting from the date of this Guarantee evidencing the operating expenses and the Earnings of the Ship;

10.2.4 ensure that its Net Asset Value at all times exceeds One hundred and twenty five million United States Dollars (US$125,000,000); and

10.2.5 ensure that its Book Equity shall at all times exceed Seventy five million United States Dollars ($US75,000,000).

10.2.6 For the purpose of this paragraph 10, the following expressions shall have the following meanings:

          "Applicable   Accounting   Principles"  means  accounting  principles,
          concepts, bases and policies generally adopted and accepted in the United States of America consistently applied;

          "Book Equity" means the aggregate of the amounts paid-up or credited as paid-up on the Guarantors issued share capital and the amount of the consolidated capital and revenue reserves of the Group (including any share premium account, capital redemption reserve fund and any credit balance on the consolidated profit and loss account of the Group) all as shown by the latest audited consolidated balance sheet and profit and loss account of the Group delivered under this Guarantee but after:

          (f) deducting any debit balance on such consolidated profit and loss account;

          (g) deducting any amount shown in such consolidated balance sheet in respect of goodwill (including goodwill arising on consolidation) and other intangible assets;

          (h) deducting (so far as not otherwise excluded as attributable to minority interests) a sum equal to the aggregate of the amount by which the book value of any fixed assets of any member of the Group has been written up after 31 December 2005 (or, in the case of a company becoming a subsidiary after that date, the date on which that company became a subsidiary) by way of revaluation. For the purposes of this paragraph (h) any increase in the book value of any fixed asset resulting from its transfer by one member of the Group to another member of the Group shall be deemed to result from a writing up of its book value by way of revaluation;

          (i) excluding amounts set aside for taxation as at the date of such balance sheet and making such adjustments as may be appropriate in respect of any significant additional taxation expected to result from transactions carried out by any member of the Group after such date and not reflected in that balance sheet;

          (j) deducting all amounts attributable to minority interests in Subsidiaries;

          (k) making such adjustments as may be appropriate in respect of any variation in the amount of such paid up share capital or any such reserves after the date of the relevant balance sheet (but so that no such adjustment shall be made in respect of any variation in profit and loss account except to the extent of any profit or loss, calculated on a cumulative basis, recorded in the consolidated profit and loss account of the Group delivered to the Beneficiary before the date of this Deed, or under paragraph
               10.1.1 in respect of any subsequent period);

          (l) making such adjustments as may be appropriate in respect of any distribution declared, recommended or made by any member of the Group (otherwise than attributable directly or indirectly to the Guarantor) out of profits earned up to and including the date of the latest audited balance sheet of that member of the Group to the extent that such distribution is not provided for in that balance sheet;

          (m) making such adjustments as may be appropriate in respect of any variation in the interests of the Guarantor in its Subsidiaries since the date of the latest published audited consolidated balance sheet of the Group;

          (n) if the calculation is required for the purpose of or in connection with a transaction under or in connection with which any company is to become or cease to be a Subsidiary of the Guarantor, making all such adjustments as would be appropriate if that transaction had been carried into effect; and

          (o) making such adjustments as may be appropriate in the opinion of the Beneficiary in order that the above amounts are calculated in accordance with the Original Accounting Principles;


          "Charter Earnings" means all moneys whatsoever from time to time payable by the Charterer to the Beneficiary under or pursuant to the Charter and/or any moneys payable to the Beneficiary under or pursuant to this Guarantee and/or any guarantee, security or other assurance given to the Beneficiary at any time in respect of the Charterer's obligations under or pursuant to the Charter;

          "Guarantor's Account" means the interest bearing Dollar account of the Charter Guarantor opened or (as the context may require) to be opened with the Agent (as defined in paragraph 12 below) with account number
          24.07.56.150 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be the Guarantor's Account for the purposes of this Guarantee;

          "Earnings" means all earnings of the Ship payable under or pursuant to any charters entered into by the Charterer in respect of the employment of the Ship;

          "Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

          "Excess Cash Flow" means any Earnings of the Ship minus (a) the aggregate of the Charter Earnings and (b) the operating expenses in relation to the Ship;

          "Finance Lease" means a lease treated as a finance lease pursuant to the Applicable Accounting Principles.

          "Group" means, together, the Guarantor and its Subsidiaries and "member of the Group(degree) means any of them;

          "Net Asset Value" means, at any relevant time, the amount in Dollars resulting after deducting the Total Debt from the Total Market Value Adjusted Assets, in either case at such time;

          "Original Accounting Principles" means those accounting principles, standards and practices which were used in the preparation of the consolidated audited financial statements of the Group as at 31 December 2005, and for the year then ended and, to the extent that they do not conflict with those principles, standards and practices, such other accounting principles, standards and practices as were generally acceptable in the United States of America on 31 December 2005;

          "Subsidiary" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than 50% of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

          "Total Debt" means the aggregate principal amount (including any fixed or minimum premium payable on final repayment) of:

          (a)  moneys borrowed or raised by the Guarantor and its Subsidiaries;

          (b) bonds, notes, loan stock, debentures, commercial paper or other debt securities issued by the Guarantor or any of its
               Subsidiaries not for the time being beneficially owned by the Guarantor or any of its Subsidiaries;

          (c) sums outstanding under acceptances by the Guarantor or any of its Subsidiaries or by any bank or acceptance house under acceptance credits opened on behalf of the Guarantor or any Subsidiary;

          (d) deferred indebtedness of the Guarantor or any of its Subsidiaries for payment of the acquisition or construction price for assets or services acquired or constructed;

          (e)  rental payments under Finance Leases;

          (f) receivables sold or discounted with a right of recourse to the Guarantor or any of its Subsidiaries;

          (g) the nominal amount of any issued and paid up share capital (other than equity share capital) of any Subsidiary not beneficially owned by the Guarantor or another Subsidiary;

          (h) preference share capital redeemable prior to the last day of the period of the Charter;

          (i) indebtedness secured by any Encumbrance over all or any part of the undertaking, property, assets, rights or revenues of the Guarantor or any of its Subsidiaries irrespective of whether or not such indebtedness is supported by a personal covenant on the part of the Guarantor or any of its Subsidiaries;

          (j) indebtedness incurred in respect of swaps, forward exchange contracts, futures or other derivatives;

          (k) any other liability arising from a transaction having the commercial effect of a borrowing or the raising of money;

          (l) obligations under guarantees in respect of the obligations of any other person which, if such person were the Guarantor or a Subsidiary, would fall within paragraphs (a) to (k) above,

          PROVIDED THAT:

               (i) moneys owing by the Guarantor to a Subsidiary or by a Subsidiary to the Guarantor or to another Subsidiary shall not be taken into account;

               (ii) the principal  amount of Total Debt deemed to be outstanding in relation to Finance Leases or hire purchase agreements shall be the present value of the minimum lease or hire payments discounted at the interest rate implicit in the relevant lease or hire purchase agreement; and

          "Total Market Value Adjusted Assets" means the aggregate of:

          (a) the value (less depreciation computed in accordance with generally accepted international accounting principles consistently applied) on a consolidated basis of all tangible fixed assets of the Group, as stated in the relevant consolidated financial statements of the Group, but excluding any ships at the relevant time owned by members of the Group which, for the purposes of such consolidated financial statements, are included in the consolidated tangible fixed assets of the Group (for the purposes of paragraphs 10.2 and 10.3, the "Relevant Ships"); and


          (b) the aggregate of the market value of the Relevant Ships, as such market value shall have been most recently determined (as of the date of the relevant calculation) pursuant to the provisions of paragraph 10.3 of this Guarantee by means of valuations obtained by the Beneficiary in accordance with the provisions of paragraph
               10.3 of this Guarantee (and not the value of the Relevant Ships as stated in the relevant consolidated financial statements of the Group).

10.2.7 All the terms defined in this paragraph 10.2 and used in this Guarantee are to be determined on a consolidated basis in respect of the Group and (except as items are expressly included or excluded in the relevant definition or clause) are used and shall be construed in accordance with Applicable Accounting Principles and as determined from the latest consolidated financial statements of the Group delivered to the Beneficiary pursuant to paragraph 10.1.1.

10.2.8 The compliance of the Guarantor with the covenants set out in paragraphs 10.2.1, 10.2.4 and 10.2.5 shall be determined on the basis of calculations made by the Beneficiary at any time by reference to then latest consolidated financial statements of the Group delivered to the Beneficiary pursuant to paragraph 10.1.1. For the avoidance of doubt, it is hereby agreed that the Beneficiary shall be entitled to make such determinations and/or calculations at any time when, and in relation to any period in relation to which, the Guarantor shall be obliged to comply with each of the covenants out in paragraphs 10.2.1,
          10.2.4 and 10.2.5 without regard to when any such financial statements are due to be delivered or have been actually delivered to the Beneficiary pursuant to paragraph 10.1.

10.2.7    For the purposes of this paragraph 10.2:

          (a) no item shall be deducted or credited more than once in any calculation; and

          (b)  any amount  expressed  in a currency  other  than  United  States
               Dollars  shall  be  converted   into  United  States  Dollars  in
               accordance with Applicable Accounting Principles.

10.3      Valuation of Relevant Ships

10.3.1    Valuations

          Each of the Relevant Ships shall, for the purposes of this paragraph 10, be valued in United States Dollars as and when the Beneficiary shall require. Each such valuation of a Relevant Ship shall be made by an independent firm of shipbrokers appointed by the Beneficiary. Such valuation shall be made without, unless required by the Beneficiary, physical inspection, and on the basis of a sale for prompt delivery for cash at arm's length, on normal commercial terms as between a willing buyer and a willing seller and without taking into account the benefit of any charterparty or other employment of such Relevant Ship. The value of each of the Relevant Ships determined in accordance with the provisions of this paragraph 10.3 shall be binding upon the parties hereto for the purposes of calculating the Total Market Value Adjusted Assets until such time as any further such valuations shall be obtained.

10.3.2    Information

          The Guarantor undertakes to the Beneficiary to supply to the Beneficiary and to any such shipbroker such information concerning any Relevant Ship and its condition as such shipbrokers may reasonably require for the purpose of making any such valuation.

10.3.3    Costs

          All costs in connection with the Beneficiary obtaining any valuation of each of the Relevant Ships referred to in paragraph 10.3.1 of this Guarantee shall be borne by the Guarantor.

11 No failure or delay on the part of the Beneficiary to exercise any right, power or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary, of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

12 The Guarantor may not assign any of its rights or obligations hereunder. The Beneficiary may assign any of its rights hereunder to Fortis Bank NV/SA of Montagne de Parc 3, 1000 Brussels, Belgium, acting through its Athens branch at 166 Syngrou Avenue, 176 71 Athens, Greece (the "Agent") (acting as security agent and trustee on behalf of a syndicate of banks and other ancillary parties). The Guarantor hereby agrees that it will promptly execute an acknowledgement in favour of the Agent of any notice of assignment delivered to it relating to any such assignment.

13 Every claim or notice under this Guarantee shall be in writing and may be given or made by post or fax to the Guarantor or the Beneficiary at their respective addresses given above or to another address notified by the Guarantor or the Beneficiary (or its assignee) to the other under this Guarantee. Every notice shall be deemed to have been received, in the case of a fax at the time of despatch (provided that if the date of despatch is not a working day in the country of the addressee, it shall be deemed received on the next working day), and in the case of a letter, when delivered.

14 (a) This Guarantee shall be governed by and construed in accordance with English law.

          (b) The Guarantor agrees, for the benefit of the Beneficiary, that any legal action or proceedings arising out of or in connection with this Guarantee may be brought in English courts. The
               Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Top Tankers (UK) Limited at present of 50 Park Street, W1K 2JJ, London, England to receive for it and on its behalf, service or process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Beneficiary to take proceedings against the Guarantor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

15 Other than with respect to the Beneficiary, no term of this Guarantee shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

Yours faithfully

EXECUTED as a DEED
By:  Eirini Alexandropoulou
for and on behalf of
TOP TANKERS INC.
Pursuant to a Power of Attorney
dated 13th June 2006

In the presence of:
Witness: /s/ Vikki Madia
Name: Vikki Madia
Address:  Norton Rose
Occupation:  Piraeus